Exhibit 99.1
Item 1. Business
Overview
On November 14, 2014, pursuant to our shareholders’ approval, we amended our articles of association to change our name to Cimpress N.V. and began trading on The Nasdaq Stock Market under the "CMPR" ticker symbol shortly after. We are a technology and manufacturing-driven company that aggregates, via the Internet, large volumes of individually small, customized orders for a broad spectrum of print, signage, apparel and similar products. We produce those orders in highly automated, capital and technology intensive production facilities in a manner that we believe makes our production techniques significantly more competitive than those of traditional suppliers. We bring our products to market via various brands that deliver marketing products and services to the small business, and home and family markets. These brands include Vistaprint, our leading global brand for micro business marketing products and services, as well as several brands that we have acquired that serve the needs of various market segments, including resellers, small and medium businesses with differentiated service needs, and consumers purchasing products for personal use.
Through innovative technology, we offer our customers a broad selection of customized products and services, low pricing and personalized customer service. While we offer a broad selection of designs and formats, we seek to reduce manufacturing complexity and costs by using limited characteristics that can be reconfigured and combined. This reduces our costs versus comparable customized products produced using traditional methods. This approach has allowed us to successfully penetrate the large, fragmented and geographically dispersed micro business and home and family markets. As we penetrate deeper into other markets, we expect to increase the number of product characteristics that can be reconfigured and combined.
We have standardized, automated and integrated the design and production process, from design conceptualization to product shipment and service delivery. On the Vistaprint websites, customers typically use our proprietary online design software to easily create and order full-color, personalized, professional-looking physical and digital marketing products and services, without any prior design training or experience. Customers have access to extensive graphic designs, design templates, photographs and illustrations as well as logo design services and content suggestions. We are also able to automatically match and adapt graphic content from one product format to another, which allows us to generate and display additional products and services as part of the ordering process. For photo products used by home and family customers, our Albumprinter subsidiary also provides self-service design software for page creation and layout functions. In contrast, through our Printdeal (formerly Printdeal) and Pixartprinting websites, we focus on the upload of production-ready graphic files that were created in desktop publishing files.
Our proprietary Internet-based order processing systems receive and store tens of thousands of individual orders on a daily basis and, using complex algorithms, organize these orders for efficient production and delivery to our customers. Through our production technologies and highly automated manufacturing facilities, we are able to significantly reduce the costs and inefficiencies associated with traditional production and can provide customized finished products in as little as 24 hours from design to delivery. During the fiscal year ended June 30, 2014, excluding our Printdeal and Pixartprinting acquisitions, our customers placed approximately 30.5 million orders.
Market and Industry Background
The Marketplace for Micro Business Marketing Products and Services
The primary market for our Vistaprint brand is the micro business market, generally businesses or organizations with fewer than 10 employees and usually 2 or fewer. We believe that there are approximately 60 million businesses with fewer than 10 employees in the United States, Canada, and the European Union and that these micro businesses undergo frequent changes with many forming and dissolving each year, creating a large market for business identity products and services in addition to marketing products and services. We also believe that, in response to the growth of the Internet and the emergence of digital production technologies, many micro businesses are shifting from traditional suppliers of customized marketing products and media toward online alternatives.
In the past, a business seeking customized marketing products and services could either hire a designer to develop and coordinate the production of marketing materials or produce printed materials themselves using desktop software and an inkjet or laser printer. These choices historically prohibited a majority of small businesses from presenting a professional image through marketing material as the former is seen by many as too expensive or time consuming and the latter too amateurish for business purposes. A graphic designer can produce a professionally coordinated portfolio of marketing products and services, but this is a significantly more costly and time-consuming alternative, whereas a traditional self-service model typically produces less sophisticated and lower quality output. We believe that neither alternative satisfies the needs of most micro businesses, which typically lack the resources or skills to generate satisfactory results using either approach. As a result, we believe the micro business market has been underserved historically.
Through customer research, we have analyzed the market opportunity related to micro businesses with fewer than 10 employees into three conceptual market segments:

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Price Primary Market Segment: This part of the market has the largest number of small businesses but the lowest per-customer annual spend. These businesses choose a customized product primarily based on the price of the product offered, and are often incentivized to purchase through a promotional discounted direct marketing approach and cross-selling of products. The Vistaprint brand has historically gained the most traction in this segment, and we believe our biggest competition in this space is either non-consumption or printing from a desktop or photocopier. It remains an important part of our business as we are able to aggregate millions of orders from customers in this segment, enabling scale advantages in our business.

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Higher Expectations Market Segment: This part of the market is made up of fewer small businesses than the Price Primary segment, but with higher per-customer annual spend. We believe the segment is highly fragmented in terms of suppliers and several times the total revenue opportunity of the Price Primary market segment, as these customers typically purchase a broader spectrum of marketing and promotional products from multiple vendors. These customers have more sophisticated marketing needs and choose their marketing providers not solely on price, but on a blend of value, supplier reputation, product quality and selection, customer service and overall experience. We believe this segment represents the most significant growth opportunity for our Vistaprint brand over the long term.

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Locally Focused Market Segment: We believe the third market segment is the largest and most fragmented among the micro businesses. The customers in this segment often choose to work with local graphic designers, agencies, resellers and local, offline print shops to meet their marketing needs as their primary purchase consideration is personal service. Many of these graphic designers and resellers, or the customers themselves, have a level of graphic design sophistication that enables these customers to create and manipulate images in professional publishing and design programs, rather than rely on design templates. They also typically require a broader selection of specifications. Our Vistaprint brand serves very few of these customers in comparison with the Price Primary and Higher Expectations market segments. However, we are now serving this segment through brands that are managed by our Pixartprinting and Printdeal subsidiaries.

Online commerce provides significant advantages and opportunities to micro business customers seeking customized marketing products and services at affordable prices. These customers do not typically need the large quantities that are traditionally required to achieve low per-unit pricing and do not maintain dedicated procurement departments to negotiate pricing effectively. We believe that the highly fragmented, geographically dispersed nature of the micro business market is ideally suited for Internet-based procurement, as the Internet provides a standardized interface through web browsers, availability to interact and transact seven days a week, 24 hours per day, the ability to offer a wide selection of products and services, and the opportunity to efficiently aggregate individual orders into larger and more efficient production units.
In addition to physical marketing materials and promotional items, micro businesses are also increasingly seeking to establish an online marketing presence, via websites, email marketing, and social media. While adoption of digital marketing approaches has been slower among micro businesses than in large companies, it is a growing component of marketing spend for micro businesses. We believe that a coordinated portfolio of marketing products and services, including digital marketing services, can help micro businesses appear more competent and professional, which can enhance their marketing efforts, customer relationships and prospects for success.
The Marketplace for Customized Products and Services for the Home and Family
While the market focus of our Vistaprint brand is primarily on micro business marketing products and services, many of our product formats are also purchased by consumers seeking customized announcements, greeting cards, calendars, stationery, apparel, personalized gifts, photo books and related photo products. In the past, many such products were supplied by an industry comprising print manufacturing wholesalers and local retailers, such as stationery stores. Compared with today’s Internet-based alternatives, traditional offerings were relatively limited, prices were significantly higher, and delivery often required long lead times. Graphic designs were limited and it was rarely possible to incorporate full color photography into the design. We serve the home and family market through the Vistaprint brand, as well as through our Albumprinter business unit, which in turn operates through the Albelli, Bonusprint, Allfoto, Onskefoto, and FotoKnudsen brands.
Customer Value, Design and Purchase Experience
As of June 30, 2014, we had over 30 localized websites serving countries in North America, Europe and Asia Pacific. We recognize that our customers have differing needs, skills, and expertise, and we offer a corresponding range of products, price points and customer service options. Our websites offer a full complement of tools and features allowing customers to create a product design or upload their own complete design, and place an order on a completely self-service basis.
Low Prices and Small Quantities
We believe a key reason that our customers try our various brands and stay with us is our ability to sell custom designed and manufactured products and services in low quantities (including as low as a single unit). At the same time, our high-volume, highly automated production facilities produce these low quantity orders at low cost, allowing us to invest in the significant marketing expense required to attract large numbers of customers, yet still sell at low prices. Our manufacturing and supply chain facilities operate in a controlled environment as our quality assurance systems are designed to ensure that we consistently deliver quality products on time through a variety of principles of world-class manufacturing, such as Lean and Kaizen™.
Broad Range of Products and Services
Customers visiting our websites can select the type of product they wish to design from our broad range of available products and services for the business and home and family markets, including:

Paper based		Non-paper based		Digital and Marketing Services
•	brochures	•	banners	•	blogs
•	business cards	•	bottle openers	•	custom Facebook pages
•	data sheets	•	calculators	•	design tools and content
•	desk and wall calendars	•	car door magnets	•	email marketing services
•	envelopes	•	decals	•	logos
•	flyers	•	drink koozies	•	mailing services
•	folded business cards	•	embroidered apparel	•	online CRM tools
•	folded cards	•	flags	•	online search profiles
•	holiday cards	•	hats	•	personalized email domains
•	invitations and announcements	•	iPhone cases	•	search engine optimization
•	letterheads	•	key chains	•	website design and hosting
•	labels	•	lawn signs
•	note cards and note pads	•	letter openers
•	packaging	•	luggage tags
•	personalized notebooks	•	magnetic clips
•	personalized stickers	•	mouse pads
•	photo books	•	mugs
•	postcards	•	posters
•	presentation folders	•	printed and engraved pens
•	return address labels	•	refrigerator magnets
•	standard and oversized postcards	•	rubber stamps
•	sticky notes	•	rulers
		•	signs
		•	stress cubes
		•	t-shirts
		•	tape measures
		•	tote bags
		•	USB flash drives
Designing Online
When a product type has been selected by a customer visiting the Vistaprint brand website, the customer can initiate the design process by using our predefined industry styles and theme categories or by uploading the customer's own design. When the customer chooses a particular template for personalization, our user-friendly, browser-based application enables the customer to quickly and easily perform a wide range of design and editing functions on the selected design. In many cases, once customers choose a pre-designed template or upload their own content for a product, they can instantly see what their design looks like on a wide array of other products and related services.
Customer Support Experience
Customers who need help with their design or ordering process are able to reach our customer service agents via phone, email, and chat. Our agents are located in eight customer service facilities around the world, servicing customers in multiple languages. The agent support is augmented by a robust set of online tools and self-help options.
Our Competitive Advantage
We have invested significantly in three core areas to seek to build a strong advantage versus traditional competitors:

•	Proprietary technology

•	Mass customization

•	Direct marketing expertise

Our Competitive Advantage: Proprietary Technology
We rely on our advanced proprietary technology to market to, attract and retain our customers, enable customers to create graphic designs and place orders on our websites, and aggregate and produce multiple orders from all over the world. This technology includes:
Design and Document Creation Technologies
Our design creation technologies, primarily deployed through our Vistaprint-branded websites, enable customers, by themselves or together with the assistance of our design support staff, to design and create high quality marketing materials from their homes or offices.

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Our document model architecture and technology employs Internet-compatible data structures to define, process and store product designs as a set of separately searchable, combinable and modifiable component elements and allows us to generate customized initial and later matching product design options automatically in real time. This browser-based software provides immediate client-side editing capabilities plus extensive system scalability. A wide variety of layouts, color schemes and fonts are provided and an extensive selection of high quality photographs and illustrations are currently available for use by customers in product design. Customers can also upload their own images and logos for incorporation into their product designs.

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Our dynamic image preview technology allows customers to see their designs in on-screen simulations of real-world settings in real time in order to gain an appreciation for what the finished product will look like. The above image shows such a dynamically generated business card that, although it has not yet been produced, appears as if it is part of a photograph or video in which it is being held by a human hand.

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Our auto-matching design software algorithmically generates customized product designs in real time based on key-word searches, enabling professional-looking graphic layouts to be easily and quickly created by customers without the need for graphic arts training.

 Pre-Press and Print Production Technologies
Across our multiple brands, our pre-production and production technologies efficiently process and aggregate customer orders, prepare orders for high-quality production and manage production, addressing and shipment of these orders. These technologies allow us to efficiently store, process and aggregate tens of thousands of Internet orders every day. Automated workflows help lower production cost but still ensure on-time delivery to our customers.

Cross-selling and Content Management Technologies
On our Vistaprint branded websites, we combine the above-discussed proprietary document creation technologies with proprietary cross-selling technologies to automatically generate and display additional products incorporating the customer’s initial design, facilitating the cross-sale of related products and services. In addition, through a global content management system, we ensure that changes and updates to our site experience are reflected across our network of localized Vistaprint websites in multiple languages and currencies. Our Vistaprint software automatically generates and displays one or more additional customized product designs based upon a customer’s existing design.
Technology Development
We intend to continue developing and enhancing our proprietary and licensed software programs and our manufacturing processes. We have designed our website technologies and infrastructure to scale to accommodate future geographic expansion and growth in the number of customer visits, orders, and product and service offerings. This Internet-based architecture makes our applications highly scalable and offers our customers fast system responsiveness. In addition, our production technologies for aggregating jobs in preparation for manufacturing are designed to readily scale as we grow. We have an engineering and research and development center in Winterthur, Switzerland that is constantly seeking to strengthen our manufacturing and supply chain capabilities through engineering disciplines such as automation, manufacturing, facilities and new product design, materials science, process control and color control. We have software engineering teams located in multiple sites including Massachusetts and Maryland in the United States, the Netherlands, Switzerland and Italy. Our technology and development expenses were approximately $176 million (14% of total revenues), $165 million (14% of total revenues) and $129 million (13% of total revenues) in the years ended June 30, 2014, 2013, and 2012, respectively.
Intellectual Property
We seek to protect our proprietary rights through a combination of patents, copyrights, trade secrets, and trademarks and contractual restrictions, such as confidentiality agreements and proprietary rights agreements. We enter into confidentiality and proprietary rights agreements with our employees, consultants and business partners, and control access to, and distribution of, our proprietary information.
We currently hold 210 issued patents worldwide, and we continue to file new patent applications around the world. Subject to our continued payment of required patent maintenance fees, our currently issued patents will expire between December 2017 and April 2032. We hold trademark registrations for the Vistaprint trademark in 38 jurisdictions, including registrations in our major markets in North America, Europe, and Asia Pacific. We also hold trademarks for other brands through which we do business in jurisdictions worldwide.
Our Competitive Advantage: Mass Customization
We define "mass customization" as producing, with the reliability, quality and affordability of mass production, small individual orders where each and every one embodies the personal relevance inherent to customized physical products.
Our high-volume, standardized, scalable mass customization processes are driven by sophisticated proprietary software. Our technologies are designed to readily scale as the number of orders received per day increases. In particular, the more individual jobs we receive in a time period, the more efficiently aggregations, or gangs, of similar jobs can be assembled and moved to the printing system, thereby maximizing the efficient use of the production capacity and increasing overall system throughput. We believe that our strategy of seeking to automate and systematize our service and production systems enables us to reach and serve small-scale customers more effectively than our competitors.
With the improvements we have made in automating the design and production process and with the global scale of our production facilities, located in Canada, the Netherlands, Australia, Italy, and India, we can produce and ship an order the same day we receive it, which results in minimal inventory levels and reduced working capital requirements. In most of our manufacturing facilities, technology facilitates the production of complementary customized products in a highly synchronized manner, allowing us to produce and deliver multi-part orders quickly and efficiently.
As orders are received, we automatically route production jobs to the type and location of the production system that is most appropriate and cost efficient for the type of product ordered. Our proprietary software and sophisticated automation solutions combined with software from our suppliers allow us to integrate and automate the manufacturing process from pre-production through fulfillment. Requiring as little as 13 seconds of pre-press, printing, cutting and boxing labor for a typical order of 250 business cards, versus an hour or more for traditional printers, our manufacturing processes enable us to print high quality customized orders using a fraction of the labor of typical traditional printers. Our quality assurance systems are designed to ensure that we consistently deliver quality products on time through a variety of principles of world-class manufacturing, such as Lean and Kaizen™.
Supply Chain Management

We are focused on achieving the lowest total cost in our strategic sourcing efforts by concentrating on quality, logistics, technology and cost. Our efforts include the procurement of high quality materials and equipment that meet our strict specifications at a low total cost across a growing number of manufacturing locations. Additionally, we work to develop and implement logistics, warehousing, and outbound shipping strategies to provide a balance of low-cost material availability while limiting our inventory exposure. We believe investing in a strategic supply chain management capability that is tightly integrated with our other manufacturing teams helps us benefit from our large scale and improve efficiency and reduce costs.
Our Competitive Advantage: Direct Marketing Expertise

We have developed expertise in direct marketing to target new customers across various channels and to drive more traffic to our websites, as well as to retain existing customers. Our marketing employees execute focused marketing strategies to each region but leverage our global organization in terms of expertise, knowledge sharing, and marketing best practices.
To acquire new customers, we employ sophisticated direct marketing approaches leveraging digital media and technologies as well as traditional media such as press releases, direct mail, broadcast, trade shows and trade magazines, offline advertising, and word of mouth by our customers. We have developed tools and techniques for measuring the efficiency of each marketing partner and product or service placement. In addition, our testing engines allow us to run product, service, merchandising or site experience tests on our websites, reducing the time to take an idea from concept to full deployment and allowing us to quickly identify and roll out the most promising and profitable ideas and promotions to maximize our long-term customer value proposition.
Competition
The markets for micro, small and medium business customized marketing products and services, and home and family customized products, including the printing and graphic design market, are intensely competitive, highly fragmented and geographically dispersed, with many existing and potential competitors. We compete on the basis of breadth and depth of product offerings; price; convenience; quality; design content, tools, and assistance; customer service; ease of use; and production and delivery speed. It is our intention to offer high-quality design, production and marketing services at low price points and in doing so, offer our customers an attractive value proposition. Our current competition includes one or a combination of the following:

•	traditional offline printers and graphic design providers;

•	office superstores, drug store chains, food retailers and other major retailers targeting small business and consumer markets;

•	wholesale printers;

•	online printing and graphic design companies, many of which provide printed products and services similar to ours;

•	self-service desktop design and publishing using personal computer software with a laser or inkjet printer and specialty paper;

•	email marketing services companies;

•	website design and hosting companies;

•	suppliers of customized apparel, promotional products and gifts;

•	online photo product companies;

•	Internet firms and retailers; and

•	other digital marketing such as social media, local search directories and other providers.
As we expand our geographic reach, product and service portfolio and customer base, our competition increases. Our geographic expansion creates competition with competitors with a multi-national presence as well as experienced local vendors. Product offerings such as signage, websites, email marketing, apparel, promotional products and photo products have resulted in new competition as a result of us entering those markets. We encounter competition from large retailers offering a wide breadth of products and highly focused companies concentrated on a subset of our customers or product offerings. Given the state of maturity of the online mass customization market, we believe our biggest competition is still offline providers.
Business Segment and Geographic Information
Effective July 1, 2014, we changed the composition of our reporting segments. As a result, our reportable operating segments now consist of the Vistaprint Business Unit and All Other Business Units. We have restated prior period segment disclosures to conform to the new composition. For more segment and geographic information about our revenues, operating income and long-lived assets, see Item 8 of Part II, “Financial Statements and Supplementary Data — Note 17 — Segment Information” and Item 7 of Part II, “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The descriptions of our business, products, and markets in this section apply to all of our operating segments.

Seasonality
Our business is highly seasonal. Our second fiscal quarter, ending December 31, includes the majority of the holiday shopping season and has become our strongest quarter for sales of our consumer-oriented products, such as holiday cards, calendars, photo books, and personalized gifts. Revenue during the second fiscal quarter represented 30%, 30%, and 29% of annual revenue in the years ended June 30, 2014, 2013, and 2012, respectively, and operating income during the second fiscal quarter represented 61%, 72%, and 59% of annual operating income in the years ended June 30, 2014, 2013, and 2012, respectively.
Government Regulation
We are currently subject to the regulations that are applicable to businesses generally and to online commerce specifically. The adoption or modification of laws or regulations relating to the Internet, consumer protection, or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business.
Employees
As of June 30, 2014, we had approximately 5,000 full-time and approximately 200 temporary employees worldwide. None of our employees are represented by a labor union, but our employees in the Netherlands are represented by a works council. We are required to provide certain employees in the Netherlands with compensation and benefits equal to or greater than those provided in a collective bargaining agreement covering employees in the Dutch printing trade. Additionally, compensation and benefits for employees in our Barcelona office are equal to or greater than those of the Catalonian collective bargaining agreement for office businesses. We have not experienced any work stoppages and believe that relations with our employees are favorable.
Corporate Information
Vistaprint N.V. was incorporated under the laws of the Netherlands on June 5, 2009 and on August 30, 2009 became the publicly traded parent company of the Vistaprint group of entities. We maintain our registered office at Hudsonweg 8, 5928 LW Venlo, the Netherlands. Our telephone number in the Netherlands is +31-77-850-7700. As a result of our change of domicile from Bermuda to the Netherlands on August 30, 2009, the common shareholders of Vistaprint Limited became ordinary shareholders of Vistaprint N.V. and Vistaprint N.V. became the publicly traded parent company of the Vistaprint group of entities. Vistaprint Limited, the immediate predecessor corporation to Vistaprint N.V., was incorporated under the laws of Bermuda in April 2002. On November 14, 2014, pursuant to our shareholders’ approval, we amended our articles of association to change our name to Cimpress N.V. and began trading on The Nasdaq Stock Market under the "CMPR" ticker symbol shortly after.
Available Information
We are registered as a reporting company under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Accordingly, we file or furnish with the U.S. Securities and Exchange Commission, or the SEC, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements as required by the Exchange Act and the rules and regulations of the SEC. The public may read and copy our reports, proxy statements and other materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, such as Cimpress N.V., that file electronically with the SEC. The address of this website is www.sec.gov. We make available, free of charge through our United States website, the reports, proxy statements, amendments and other materials we file with or furnish to the SEC as soon as reasonably practicable after we electronically file or furnish such materials with or to the SEC. Effective November 14, 2014 the address of our United States website is www.cimpress.com. We are not including the information contained on our website, or information that can be accessed by links contained on our website, as a part of, or incorporating it by reference into, this Annual Report on Form 10-K.